UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 23, 2009

Date of report (Date of earliest event reported)

BECKMAN COULTER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 N. Harbor Boulevard

Fullerton, California 92834-3100

(Address of principal executive offices) (Zip Code)

(714) 871-4848

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Beckman Coulter, Inc. (the “Company”) previously approved, subject to stockholder approval, amendments to the Beckman Coulter, Inc. 2007 Long-Term Performance Plan (the “2007 Plan”) that would (i) increase the number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the 2007 Plan by an additional 1,375,000 shares, (ii) increase the number of shares of the Company’s common stock that may be delivered pursuant to “full-value awards” granted under the 2007 Plan by an additional 825,000 shares (for this purpose, a “full-value award” generally means any award granted under the 2007 Plan other than a stock option or stock appreciation right), and (iii) extend the Company’s authority to grant awards under the 2007 Plan intended to qualify as “performance-based awards” within the meaning of Section 162(m) of the U.S. Internal Revenue Code through the 2014 annual meeting of stockholders. The Company’s stockholders approved those amendments to the 2007 Plan at the Company’s annual stockholders meeting held on April 23, 2009.

The following summary of the 2007 Plan is qualified in its entirety by reference to the text of the amended version of the 2007 Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The Board or one or more committees appointed by the Board administers the 2007 Plan. The Board has delegated general administrative authority for the 2007 Plan to the Organization and Compensation Committee of the Board. The administrator of the 2007 Plan has broad authority under the 2007 Plan to, among other things, select participants and determine the types of awards that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award. Persons eligible to receive awards under the 2007 Plan include directors, officers or employees of the Company or any of its subsidiaries.

After giving effect to the 2007 Plan amendments, the maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2007 Plan equals the sum of: (1) 3,725,000 shares, plus (2) the number of any shares subject to stock options granted under the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) and outstanding as of April 27, 2007 which expire, or for any reason are cancelled or terminated, after that date without being exercised, plus (3) the number of any restricted shares or restricted stock units granted under the 2004 Plan that are outstanding and unvested as of April 27, 2007 which are forfeited, terminated, or otherwise cancelled or reacquired by the Company after that date without having become vested.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2007 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award will be counted against the share limits of the 2007 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the share limits of the 2007 Plan, as opposed to only counting the shares actually issued. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2007 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award under the 2007 Plan, will not be available for subsequent awards under the 2007 Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2007 Plan will again be available for subsequent awards under the 2007 Plan.

The types of awards that may be granted under the 2007 Plan include stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as certain cash bonus awards.

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2007 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit Description

10.1	Beckman Coulter, Inc. 2007 Long-Term Performance Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2009	BECKMAN COULTER, INC.

	By:	/s/ PATRICIA STOUT
	Name:	Patricia Stout
	Title:	Deputy General Counsel